Exhibit 99.4

CONTACT:	J.D. McGraw, President
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Matt Kreps
Halliburton Investor Relations
+1 972 458 8000

Nova Announces Private Placement of Common Stock and Warrants,
$40 Million Raised for Construction of Biodiesel Refineries

HOUSTON, TX — December 19, 2006 — Nova Biosource Fuels, Inc. (OTC: NVBF) announced today that it has agreed to issue and sell, in a private placement, securities consisting of approximately 24.4 million shares of its common stock and warrants to purchase up to approximately 7.3 million additional shares.  The purchase price was $1.93 per unit.  The net proceeds from the private placement, after receipt of all committed funds and payment of placement agent fees and commissions, will total approximately $43.9 million.  The warrants have a five-year term and an exercise price of $2.72 per share.  In addition, Nova agreed to issue to one of the placement agents five-year warrants to purchase approximately 466,519 shares of common stock with an exercise price of $2.72 per share.  Jefferies & Company, Inc. acted as the lead placement agent and Ardour Capital Investments, LLC acted as co-placement agent for the private placement.  The private placement is expected to close on Thursday, December 21, 2006.

Nova issued and sold the securities to selected institutional and individual accredited investors.  Nova intends to use the net proceeds for working capital and for capital and operating expenditures in the pursuit of its business strategy to build and operate two to four biodiesel refineries with a production capacity of between 120 to 240 million gallons of biodiesel fuel per year.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement under the Securities Act and applicable state securities laws or exemption from these registration requirements. Nova has agreed to file a registration statement covering the resale of the shares of common stock acquired by investors and the resale of shares of common stock issuable upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About Nova Biosource Fuels, Inc.
Nova Biosource Fuels, Inc. is an energy company in the business of synthesizing and distributing renewable fuel products and related co-products. Nova is now focused on the construction and operation of two to four biodiesel refineries, with production capacity of between 120 to 240 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes the construction of up to seven biodiesel refineries with production capacities ranging from 20 to 60 million gallons each per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. More information can be found at www.novabiosource.com.  Nova recently changed its name from Nova Oil, Inc. and previously used the trade name Nova Energy Holding, Inc. Its ticker symbol on the OTC Bulletin Board System was recently changed from NVAO to NVBF.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Current Report on Form 8-K filed on April 3, 2006, as amended, and its Quarterly Report on Form 10-Q for the quarter ended July 31, 2006, as amended, which describe the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.